EXHIBIT 10

GuardianLink

Executive Employment Agreement

This Employment Agreement is entered into as of the date of the last signature affixed hereto, by and between Guardianlink, a Wyoming corporation ("Guardianlink" or "the Company"), and Mark Kelly ("Executive").

In consideration of the mutual promises and covenants set forth herein, and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Guardianlink and Executive hereby agree as follows:

1.
Position of Employment. The Company will employ the Executive in the position of President and CEO of Guardianlink and, in that position, Executive will report to the Board of Directors of Guardianlink. GuardianLink’s Board of Directors retains the right to change Executive's title, duties, and reporting relationships as may be determined to be in the best interests of the Company and in accordance with the company’s By Laws; provided, however, that any such change in Executive's duties shall be consistent with Executive's training, experience, and qualifications.

The terms and conditions of the Executive's employment shall, to the extent not addressed or described in this Employment Agreement, be governed by GuardianLink’s Policies and Procedures Manual and existing practices. In the event of a conflict between this Employment Agreement and the Policies and Procedures Manual or existing practices, the terms of this Agreement shall govern.

2.
Term of Employment. Executive's employment with Guardianlink shall begin on January 1, 2014, and shall continue for a period of three (3) years, after which time continued employment shall be on an "at will" basis, unless:

1.	Executive's employment is terminated by either party in accordance with the terms of Section 5 of this Employment Agreement; or

2.
Such term of employment is extended or shortened by a subsequent agreement duly executed by each of the parties to this Employment Agreement, in which case such employment shall be subject to the terms and conditions contained in the subsequent written agreement.

3.	Compensation and Benefits.

1.
Base Salary. Executive shall be paid a base salary of $150,000 annually ("Base Salary"), subject to applicable federal, state, and local withholding, such Base Salary to be paid to Executive in the same manner and on the same payroll schedule in which all Guardianlink Executives receive payment.. Any increases in Executive's Base Salary for years beyond the first year of Executive's employment shall be in the sole discretion of Guardianlink.

2.
Incentive and Deferred Compensation. Executive shall be eligible to participate in all incentive and deferred compensation programs available this executive position, executives or officers of Guardianlink. Such participation to be in similar form, under similar terms for each specified executive level, and to the same extent that such programs are made available to other such executives for each executive position or officers.

3.
Executive Benefits. Executive shall be eligible to participate in all Executive benefit plans, policies, programs, or perquisites in which other Guardianlink executive or officers participate, including future benefit plans and the Guardianlink Stock Option program. The terms and conditions of Executive's participation in GuardianLink’s Executive benefit plans, policies, programs, or perquisites shall be governed by the terms of each such plan, policy, or program.

4.
Insurance Coverage: The Corporation is required to acquire and maintain Directors and Officers insurance normal to the business of the Corporation concurrent with the employment of Employee and to add Employee lo employee family group medical, vision and dental plans, employee life insurance, employee long-term disability insurance, employee 40IK plan, and other insurance and benefits programs that are added from time to time for the benefit of Employee (and other employees)

5.
Duties and Performance. The Executive acknowledges and agrees that he is being offered a position of employment by the Company with the understanding that the Executive possesses a unique set of skills, abilities, and experiences which will benefit the Company, and he agrees that his continued employment with the Company, whether during the term of this Employment Agreement or thereafter, is contingent upon his successful performance of his duties in his position as noted above, or in such other position to which he may be assigned.

1.	General Duties.

1.
Executive shall render to the very best of Executive's ability, on behalf of the Company, services to and on behalf of the Company, and shall undertake diligently all duties assigned to him by the Company.

2.	Executive shall faithfully and industriously assume and perform with skill, care, diligence and attention all responsibilities and duties connected with his employment on behalf of the Company.

3.	Executive shall have the authority to enter into any contracts binding upon the Company, or to deliberately create any obligations on the part of the Company.

4.
Executive shall be allowed to undertake, either as an owner, director, shareholder, Executive, consultant or otherwise, the performance of services for compensation (actual or expected) for other entity(s) without the express written concert of the Board of Directors.

6.	Specific Duties

1.
Executive shall perform his duties and responsibilities as Company President and CEO within the framework of the vision, mission, and core values of Company, as well as the Articles of incorporation and Bylaws, of Company.  In such capacity, Executive shall exercise general supervisory responsibility and management authority over Company and shall perform such other duties commensurate with his position as may reasonably be assigned to him from time to time by Company Board of Directors.  As part of his duties, Executive shall be responsible for the hiring and discharge of all Company personnel and contractors, either directly or through his designees

7.
Termination of Employment. Executive's employment with the Company may be terminated, prior to the expiration of the term of this Employment Agreement, in accordance with any of the following provisions:

1.
Termination by Executive. The Executive may terminate his employment at any time during the course of this agreement by giving f weeks’ notice in writing to the Board of Directors of Guardianlink. During the notice period, Executive must fulfill all his duties and responsibilities set forth above and use his best efforts to train and support his replacement, if any. Failure to comply with this requirement may result in Termination for Cause described below, but otherwise Executive's salary and benefits will remain unchanged during the notification period.

2.
Termination by the Company without Cause. Guardianlink may terminate Executive's employment at any time during the course of this agreement by giving three months’ notice in writing to the Executive. During the notice period, Executive must fulfill all of Executive's duties and responsibilities set forth above and use Executive's best efforts to train and support Executive's replacement, if any. Failure of Executive to comply with this requirement may result in Termination for Cause described below, but otherwise Executive's salary and benefits will remain unchanged during the notification period. Guardianlink, may, in its sole discretion, give Executive severance pay in the amount of the remaining notice period in lieu of actual employment, and nothing herein shall require Company to maintain Executive in active employment for the duration of the notice period.

3.
Termination by the Company for Cause. The Company may, at any time and without notice, terminate the Executive for "cause". Termination by the Company of the Executive for "cause" shall include but not be limited to termination based on any of the following grounds: (a) failure to perform the duties of the Executive's position in a satisfactory manner; (b) fraud, misappropriation, embezzlement or acts of similar dishonesty; (c) illegal use of drugs or excessive use of alcohol in the workplace; (d) intentional and willful misconduct that may subject the Company to criminal or civil liability; (e) willful disregard of Company policies and procedures; (f) breach of any of the material terms of this Agreement; and (i) insubordination or deliberate refusal to follow the specific instructions of the Board of Directors of Guardianlink.

4.
Termination By Death or Disability. The Executive's employment and rights to compensation under this Employment Agreement shall terminate if the Executive is unable to perform the duties of his position due to death or disability lasting more than 90 days, and the Executive's heirs, beneficiaries, successors, or assigns shall not be entitled to any of the compensation or benefits to which Executive is entitled under this Agreement, except: (a) to the extent specifically provided in this Employment Agreement (b) to the extent required by law; or (c) to the extent that such benefit plans or policies under which Executive is covered provide a benefit to the Executive's heirs, beneficiaries, successors, or assigns.

8.
Confidentiality. Executive agrees that at all times during Executive's employment and following the conclusion of Executive's employment, whether voluntary or involuntary, Executive will hold in strictest confidence and not disclose Confidential Information (as defined below) to anyone who is not also an Executive of the Company or to any Executive of the Company who does not also have access to such Confidential Information, without express written authorization of the President of the Company. "Confidential Information" shall mean any trade secrets or Company proprietary information, including but not limited to manufacturing techniques, processes, formulas, customer lists, inventions, experimental developments, research projects, operating methods, cost, pricing, financial data, business plans and proposals, data and information the Company receives in confidence from any other party, or any other secret or confidential matters of the Company. Additionally, Executive will not use any Confidential Information for Executive's own benefit or to the detriment of the Company during Executive's employment or thereafter. Executive also certifies that employment with the Company does not and will not breach any agreement or duty that Executive has to anyone concerning confidential information belonging to others.

9.
Expenses. The Company shall pay or reimburse Executive for any expenses reasonably incurred by him in furtherance of his duties hereunder, including expenses for entertainment, travel, meals and hotel accommodations, upon submission by him of vouchers or receipts maintained and provided to the Company in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

10.	General Provisions.

Notices.  All notices and other communications required or permitted by this Agreement to be delivered by Guardianlink or Executive to the other party shall be delivered in writing to the address shown below, either personally, by facsimile transmission or by registered, certified or express mail, return receipt requested, postage prepaid, to the address for such party specified below or to such other address as the party may from time to time advise the other party, and shall be deemed given and received as of actual personal delivery, on the first business day after the date of delivery shown on any such facsimile transmission or upon the date or actual receipt shown on any return receipt if registered, certified or express mail is used, as the case may be.

Guardianlink:
             Guardianlink
             2631 McCormick Drive
             Clearwater, FL 33759

Executive:
          Mark Kelly
             1364 Landis Drive
             North Wales, PA 19454

1.
Amendments and Termination; Entire Agreement. This Agreement may not be amended or terminated except by a writing executed by all of the parties hereto. This Agreement constitutes the entire agreement of Guardianlink and Executive relating to the subject matter hereof and supersedes all prior oral and written understandings and agreements relating to such subject matter.

2.
Successors and Assigns. The rights and obligations of the parties hereunder are not assignable to another person without prior written consent; provided, however, that Guardianlink, without obtaining Executive's consent, may assign its rights and obligations hereunder to a wholly-owned subsidiary and provided further that any post-employment restrictions shall be assignable by Guardianlink to any entity which purchases all or substantially all of the Company's assets.

3.
Severability; Provisions Subject to Applicable Law. All provisions of this Agreement shall be applicable only to the extent that they do not violate any applicable law, and are intended to be limited to the extent necessary so that they will not render this Agreement invalid, illegal or unenforceable under any applicable law. If any provision of this Agreement or any application thereof shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of other provisions of this Agreement or of any other application of such provision shall in no way be affected thereby.

4.
Waiver of Rights. No waiver by Guardianlink or Executive of a right or remedy hereunder shall be deemed to be a waiver of any other right or remedy or of any subsequent right or remedy of the same kind.

5.
Definitions; Headings; and Number. A term defined in any part of this Employment Agreement shall have the defined meaning wherever such term is used herein. The headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Employment Agreement. Where appropriate to the context of this Agreement, use of the singular shall be deemed also to refer to the plural, and use of the plural to the singular.

6.	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original but both of which taken together shall constitute but one and the same instrument.

7.
Governing Laws and Forum. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Florida. The parties hereto further agree that any action brought to enforce any right or obligation under this Agreement shall be subject to the exclusive jurisdiction of the courts of the State of Florida.

IN WITNESS WHEREOF, Guardianlink and Executive have executed and delivered this Agreement as of the date written below.